UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event report) August 16, 2007

Speedemissions, Inc.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-49688	33-0961488
(Commission File Number)	(IRS Employer Identification No.)

1015 Tyrone Road, Suite 220, Tyrone, Georgia	30290
(Address of principal executive offices)	(Zip Code)

(770) 306-7667

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On August 9, 2007, Speedemissions, Inc. (the “Company”) entered into an agreement with one of the nation’s largest broadline retailers, which provides for the Company to locate a testing site and conduct its business at up to 13 retail locations in the Dallas – Ft. Worth, Texas metropolitan area. Pursuant to the arrangement, the Company will be responsible for providing all necessary fixtures and testing equipment, staffing and facilities and conducting the operations of the testing centers as each of the locations opens. If operations are commenced at all of the potential locations, the total number of testing sites operated by the Company would be 48, representing a 38% increase over the Company’s current 35 testing sites. The Company expects that its net cash flow and profitability may be adversely impacted as it invests in the infrastructure and incurs the startup expenses necessary to open those new locations.

Caution Regarding Forward-Looking Statements

Any statements in this Current Report on Form 8-K that are not historical facts are specifically identified as forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The Company’s future results and shareholder values may differ materially from those expressed in these forward-looking statements. Readers are cautioned not to put undue reliance on any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 16, 2007	Speedemissions, Inc.,
a Florida corporation

/s/ Richard A. Parlontieri
	By:	Richard A. Parlontieri
	Its:	President